EXHIBIT 10(e)

MANAGEMENT AGREEMENT
Jesus Arregui

In Spain, on March 15th 2005.

BETWEEN

Of the one part, Mr. Jean Pierre Levrey, of French nationality and domiciled in Montigny, France,

Of the other part, Mr. Jesus Arregui, of Spanish nationality and domiciled in Vitoria, Spain.

ACTING

Of the one part, Mr. Jean Pierre Levrey, for and on behalf of HERRAMIENTAS EUROTOOLS, S.A. (the "Company"). This authority to represent the Company is exercised by virtue of the powers expressly conferred For this purpose by the Board of Directors' Resolution dated January 10th, 2005.

Of the other part, Mr. Jesus Arregui (the "Executive"), in his own name and behalf.

WHEREAS

1.Mr. ARREGUI was hired as a worker at the Company under the common labor regime on September 17, 1996, and up to the moment immediately preceding his promotion to General Manager of HERRAMIENTAS EUROTOOLS, S.A., (the "Company"), held the post of Finance Director at a fixed annual gross salary of €137.038.

2.With effect from January 1, 2005, Mr. Jesus Arregui was promoted to General Manager of the Company, by virtue of a special labor relationship subject to the provisions of Royal Decree 1382/1985, thereby suspending from that moment the common labor relationship that Mr. Arregui had with the Company.

3.Currently, Mr. Arregui in addition to being the General Manager of the "company" is also the Vice President & GM of the Tools Business Unit of SNA Europe. The current base pay of Jesus Arregui is Euro 158,000.00 per annum and is he eligible for a salary review once a year based upon his individual performance and performance of his business group. In addition to the base pay, he will be eligible to participate in a Management Incentive Program as outlined by the company from year to year.

4.Both parties wish to take into account the severance pay applicable to the post of Mr. Jesus Arregui at the Company and other labor conditions, mutually acknowledging that they each have such legal capacity as is necessary and sufficient in law to enter into this agreement and, in addition to these recitals, agree to the following:

CLAUSES

ONE. - TERMINATION OF THE LEGAL RELATIONSHIP BETWEEN THE PARTIES

In the event that the special labor relationship between the Company and the Executive is terminated for reasons not attributable to the Executive, the suspended common labor relationship shall also be terminated at the same time and the Company shall undertake to compensate Mr. Arregui for the termination of the two labor relationships, common and special senior management with a single amount equivalent to the severance, net of taxes, envisaged for unjustified dismissal on disciplinary grounds in the Spanish Workers' Statute - RDL 1/1995, which is 45 days per year of seniority with a maximum payout of 3.5 years.

In order to calculate the severance envisaged above, the following shall be taken into account:

◦As years of service for all purposes, those elapsed from his original start date with the "Company," which is September 17, 1996, to the date of termination of the common and special labor relationships for reasons not attributable to the Executive, thus including for these purposes the time period during which the common labor relationship was suspended; and

◦As the salary which regulates the severance, it will be the "fixed base pay" only which the Executive had been receiving or should have received from the Company by any means or for any item at the moment the special labor relationship was terminated.

Termination of the labor relationship for reasons not attributable to the Executive which generates the above-mentioned severance regime shall be understood to mean the following:

◦Terminations directly or indirectly instigated by the Company for any reason except justified dismissal on disciplinary grounds.

◦Termination at the Executive's instance with just cause, that is, by way of the procedures and just causes provided for in the applicable labor Spanish legislation relating to breach of agreement by the Company, as well as termination of the agreement at the Executive's instance as a result of a job transfer requiring relocation outside of Spain

TWO. - ADVANCE NOTICE PERIOD

Termination of the special working relationship due to withdrawal by any of the parties will require a 30 day advance notice period.

During the advance notice period, the Company may require the Executive to continue discharging the duties inherent in his/her post or to cease such duties, with no loss whatsoever of his/her economic rights during such period.

In the event of full or partial breach by the Executive of the duty to provide due advance notice, the Company shall be entitled to an indemnity equivalent to the salary corresponding to the duration of period breached.

THREE. - APPLICABLE LEGISLATION

Where this Agreement is silent, the parties unde1iake to observe the provisions of current legislation and, in particular, those of Royal Decree 1382/1985 and the specific rules applicable to the Company's employees. The regime governing time off, voluntary improvements on Social Security benefits, and any other corporate welfare benefits which may generally be applicable to the Company's workforce shall also apply.

FOUR. - SUBROGATION

The obligations entered into under this agreement shall be transferred to whoever, by whatever means, is subrogated to the rights and obligations of the Company pursuant to the provisions of Article 44 of the Spanish Workers' Statute.

In order to guarantee performance of the obligations hereunder, if the Company is succeeded by one or more entities pursuant to a merger, spinoff, sale, transfer, contribution of lines of business or assignment en bloc of assets and liabilities, the Company undertakes to notify such entities of the core content of this agreement, and expressly ensure that the assignee or assignees or parties are subrogated to all of the Company's obligations hereunder and faithfully and folly comply with this agreement, and that they be held liable on a several basis if there is more than one entity subsequent to the merger.

Likewise, if Executive agrees to be, and is, transferred to another enterprise that forms part of the same group as, or is any other way associated with, the Company, such enterprise shall be subrogated to the Company's rights and obligations hereunder, and the Company shall inform that enterprise of the core provisions of this agreement, and ensure that such enterprise is expressly subrogated to the Company's contractual position therein.

If the provisions of this agreement are breached, the Company shall be severally liable to such other entities or enterp1ises for the Company's obligations hereunder.

FIVE. - DATA PROTECTION CLAUSE

For the purposes of Personal Data Protection Organic Law 15/1999, the Executive represents that he has been informed that his personal data and any other information provided by him and included herein, may be included in a filing system and be processed, the data controller and recipient of which shall be company and the purposes of which include the maintenance, fulfillment and supervision of the legal relationship pursuant to current law.

The Executive also gives his express consent to the inclusion and processing of his personal data by the controller and recipient of the filing system, for the purposes of monitoring compliance with the labor, social security and industrial risk prevention legislation applicable to the specific legal relationship. Lastly, the Executive also authorizes the Company to disclose his personal data related to his labor relationship, in any commercial transaction or process in which the Company is involved so that it may be executed.

SIX. - JURISDICTION

The parties, waiving their rights to any other jurisdiction, voluntarily submit to the jurisdiction of the labor courts and tribunals of Alava, for the resolution of any dispute that may arise from the interpretation or application of this Agreement.

SEVEN. - LANGUAGE

The official language of this contract is Spanish. Consequently, in the event of any discrepancy that may arise between the Spanish and the English versions, the Spanish version shall prevail in all events.

In witness whereof, the parties have executed this agreement in two counterparts, which shall take effect as one and the same instrument, in the place and on the date first above written.

EIGHT. EXCLUSIVITY

Mr. Jesus Arregui shall be required to perform his/her professional duties hereunder on an entirely exclusive basis and shall not be permitted to provide his/her services to any other person or entity even if the business of the latter does not imply any competition whatsoever with the Enterprise.

NINE. CONFIDENTIALITY

During the provision of the services hereunder and subsequent to the termination of this contract, Mr. Arregui shall not be permitted to disclose to any person outside the Enterprise, any of the secrets, procedures, methods, information or commercial or industrial information which refer to the Company's businesses and finances and which has become known to the Executive pursuant to his/her employment at Company.

It is expressly established that all documents and reports prepared by or as per the instructions of Mr. Arregui in relation to the activities carried on by the Enterprise are and shall always be the Company's property and must be returned by Mr. Arregui when he/she is requested to do so subsequent to the termination of this contract.

THE EXECUTIVE	ON BEHALF OF THE COMPANY
/s/ Jesus Arregui	/s/ Jean Pierre Levrey
Mr. Jesus Arregu	Mr. Jean Pierre Levrey,
President, SNA Europe